Exhibit 10.12

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

SPONSORED RESEARCH AGREEMENT

THIS SPONSORED RESEARCH AGREEMENT (this “Agreement”) dated as of March 7, 2018 (the “Effective Date”), is entered into between The Silverstein Foundation For Parkinson’s With GBA, a Delaware corporation (the “TSF”) and Arvinas, Inc., a Delaware corporation (“Company”), having a place of business located at 5 Science Park, New Haven, CT 06511.

RECITALS:

WHEREAS, it is in the mutual interest of Company and TSF to conduct research in the field of Parkinson’s Disease (the “Field”).

WHEREAS, TSF desires to financially support the Company’s research in the Field that is described in the research plan attached hereto as Exhibit A (the “Sponsored Research”; and such plan shall be referred to herein as the “Research Plan”) on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties hereby agree as follows:

1.	SPONSORED RESEARCH

1.1 Research Plan. The Sponsored Research shall commence on the Effective Date and shall continue until September 1, 2019 (the “Research Period”), unless terminated earlier as provided below. The Company shall not use the funding that it receives from TSF under Section 1.2 for any purpose other than as contemplated by the Research Plan without the written agreement of TSF.

1.2 Research Procedures. The Company shall conduct the Sponsored Research in good scientific manner, and in compliance in all material respects with all requirements of applicable laws and regulations and alt applicable good laboratory practices. The parties recognize that the Sponsored Research is of an early-stage, developmental nature and that the Company hereby disclaims all representations and warranties, express and implied, that the Sponsored Research will be successfully completed, achieve any particular result, objective or outcome or be completed, or reach any particular stage or point of development, within the Research Period.

2.	FUNDING

2.1 Budget. Subject to the terms and conditions of this Agreement, TSF shall support the Sponsored Research by paying the amounts set forth on Exhibit B (as may be amended from time to time in accordance with this Section 2.1, the “Budget”), at least [**] prior to the commencement of each quarterly period set forth in the Budget. TSF shall not be obligated to reimburse the Company for the costs incurred in excess of the Budget unless and until TSF has notified the Company in writing that TSF has accepted the revised Budget. Within [**] after the end of each calendar quarter during the Research Period and at such other times during the Research Period as reasonably requested by TSF, the Company shall provide to TSF a written report in reasonably specific detail of all expenditures under the Sponsored Research compared to the amounts in the Budget and broken down by major cost categories for such calendar quarter or other accounting period.

2.2 Use of Research Funding. The Company shall apply the research funding it receives from TSF under this Agreement for the sole purpose of conducting the Sponsored Research. TSF acknowledges and agrees that the cost of the Sponsored Research will exceed the amount set forth in the Budget and that there is no express or implied commitment by the Company, any affiliate of the Company or any other party to fund, commit, contribute or expend any of their financial or other resources to advance the Sponsored Research, to complete the Sponsored Research or to reach any particular stage or point of development with respect to the Sponsored Research.

2.3 Records: Reports.

(a) Company shall maintain records, in sufficient detail and in good scientific manner, which shall be complete, accurate and authentic and shall fully and properly reflect all work done and results achieved in the performance of the Sponsored Research (including all data in the form required under all applicable laws and regulations).

(b) Company shall provide TSF with (i) quarterly technical reports on the progress of the Sponsored Research within [**] after the end of each calendar quarter during the Research Period and (ii) a final report on the results of the Sponsored Research (the “Final Report”) within [**] after the expiration or earlier termination of the Research Period.

2.4 No Intellectual Property Rights. Neither TSF’s provision of funding for the Sponsored Research under this Agreement nor any provision set forth in this Agreement, applicable law or otherwise grants or otherwise provides TSF with any express or implied right, title, license or other interest in, to or under any intellectual property, data, results or other rights of the Company or any of its affiliates, regardless of whether any intellectual property, data, results or other rights are conceived, invented, created, improved or otherwise developed as a direct or indirect result of any Sponsored Research or from such funding.

2.5 No Repayment. The Company shall not have any obligation to repay any amount funded by TSF under this Agreement except that: (a) if a Sale or Licensing Transaction (as defined below) is consummated at any time prior to the end of the Term (as defined below), then the Company shall make a payment to TSF in an amount equal to [**]% of the aggregate amount funded by TSF to the Company prior to such Sale or Licensing Transaction pursuant to the Budget under this Agreement within [**] after the consummation of such Sale or Licensing Transaction and (b) if the Company’s parent entity, Arvinas Holding Company, LLC (the “Parent”), consummates an underwritten public offering of its equity securities pursuant to the Securities Act of 1933, as amended (an “Initial Public Offering”) at any time prior to the end of the Term, then TSF shall have the right to terminate this Agreement by providing written notice of such election to the Company within [**] after the consummation of the Initial Public Offering (an “IPO Termination Election”) and the Company shall make a payment to TSF in an amount equal to [**]% of the aggregate amount funded by TSF to the Company prior to the Initial Public Offering pursuant to the Budget under this Agreement within [**] after the Company’s receipt of the IPO Termination Election. The term “Sale or Licensing Transaction” means either (A) a transaction in which Company sells or grants an exclusive commercial license in the Field to a third party that is not an affiliate of the Company to the assets generated under the Sponsored Research or (B)(i) a merger or consolidation in which the Company is a constituent party except any such merger or consolidation involving the Company in which the equity ownership of the Company outstanding immediately prior to such merger or consolidation continues to represent, or are converted into or exchanged for equity securities that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the equity ownership of (x) the surviving or resulting entity or (y) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such merger or consolidation, the parent entity of such surviving or resulting entity or (ii) a sale, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, of all or substantially all the assets of the Company; provided that, notwithstanding the foregoing, neither an Initial Public Offering nor an Intercompany Spin-Out (as defined below) shall constitute a Sale or Licensing Transaction.

3.	CONFIDENTIALITY

3.1 Confidential Information. During the Term (as defined below), and for a period of [**] following the end of the Term, TSF shall maintain in confidence all information disclosed by the Company or its affiliates, representatives or agents (the “Confidential Information”) and shall not disclose any Confidential Information except on a need-to-know basis to those directors and officers of TSF to the extent such disclosure is reasonably necessary in connection with TSF’s activities as expressly authorized by this Agreement. During and after the Term, TSF shall not use any Confidential Information for any purpose other than to evaluate the progress of the Sponsored Research. To the extent that disclosure of any Confidential Information is authorized by this Agreement, prior to such disclosure, TSF shall obtain agreement from the proposed recipient of such Confidential Information that such proposed recipient shall hold in confidence, and not make use of, the Confidential Information for any purpose other than those permitted by this Agreement. TSF shall notify the other parties promptly upon discovery of any unauthorized use or disclosure of the Confidential Information.

3.2 Permitted Disclosures. The confidentiality obligations contained in Section 3.1 above shall not apply to the extent that TSF can demonstrate that (a) the disclosed information was public knowledge at the time of such disclosure to TSF or thereafter became public knowledge other than as a result of actions or omissions of TSF in violation of this Agreement;

(b) the disclosed information was rightfully known by TSF on an unrestricted basis (as shown by its written records) prior to the date of disclosure to TSF by the Company or its affiliates, representatives or agents and was received from a source unrelated to the Company or its affiliates and not under a duty of confidentiality and non-use to the Company or its affiliates;

(c) the disclosed information was disclosed to TSF on an unrestricted basis from a source unrelated to the Company or its affiliates and not under a duty of confidentiality and non-use to the Company or its affiliates; or (d) TSF independently developed such information without the use of, or access to, any Confidential Information. TSF may produce or disclose Confidential Information if and to the extent required pursuant to applicable laws, regulations or court order, provided TSF has given the Company prompt prior written notice thereof so that it may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of Section 3.1. If such protective order or other remedy is not obtained, or the Company waives compliance with the provisions of Section 3.1, TSF shall furnish only that portion of the Confidential Information that TSF is legally required to disclose and shall exercise all commercially reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded such Confidential Information.

4.	TERM AND TERMINATION; SPIN-OUT

4.1 Term. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with Section 4.2 shall continue until the earliest of (a) the expiration of the Research Period, (b) the completion of the Sponsored Research contemplated by the Budget and (c) the Company’s receipt of an IPO Termination Election (the “Term”).

4.2 Termination. A party may terminate this Agreement upon or after the breach of any material provision of this Agreement by the other party, if the breaching party has not cured such breach within [**] after notice thereof from the other party. TSF’s breach of its obligation to make payments under the Budget shall constitute a material breach.

4.3 Outstanding Commitments. Upon the giving of notice of termination by either party, (a) TSF shall make a payment to the Company for all (i) fees, costs and expenses related to the Sponsored Research that are in the Budget rendered up to the date of termination (including expenses incurred in connection with reasonable wind-down activities) and (ii) non-cancellable commitments made or incurred by the Company related to the Sponsored Research that are in the Budget and (b) the Company shall exert commercially reasonable efforts, if possible, to limit the amount of any outstanding commitments that are in the Budget. Within [**] of the effective date of termination, the Company shall furnish TSF with a final statement for settlement of all costs to be reimbursed by TSF. If funds received by the Company from TSF exceed the amount of expenses incurred by the Company that are payable by TSF under the Budget, the Company shall reimburse TSF for any such excess funds at the time such final statement is furnished to TSF.

4.4 Effect of Termination. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. The provisions of Sections 2.3(b)(ii), 2.4, 3, 4.3, 4.4, 5 and 6 shall survive the expiration or earlier termination of this Agreement; provided that (a) if this Agreement is terminated by the Company under Section 4.2 or TSF delivers an IPO Termination Election to the Company, then, in either such case, notwithstanding the foregoing, the Company’s obligation under Section 2.3(b)(ii) shall terminate at such time.

4.5 Spin-Out. The Company shall use commercially reasonable efforts to license the rights created under the Sponsored Research in the Field to a to-be-formed subsidiary of the Parent (“Newco”) within [**] after the Effective Date and, in connection therewith, assign this Agreement to Newco (the “Intercompany Spin-Out”).

5.	INDEMNIFICATION

5.1 Indemnification. Company shall defend, indemnify and hold TSF, its directors, employees and agents (“Indemnitees”) harmless from any third party claim, liability, cost or expense resulting solely from the Sponsored Research or Company’s negligence, recklessness or willful misconduct in the performance of its obligations under this Agreement. Any Indemnitee intending to claim indemnification shall notify Company of the liability or action in respect of which the Indemnitee intends to claim indemnification, and Company shall have the right to participate in, and, to the extent Company so desires, jointly with any other indemnitor similarly noticed, to assume the defense thereof with counsel selected by Company; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by Company, if representation of such Indemnitee by the counsel retained by Company would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The failure to deliver notice to Company within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve Company of any liability to the Indemnitee under this Section 5.1, but the omission so to deliver notice to Company will not relieve it of any liability that it may have to the Indemnitee otherwise than under this Section 5.1. Company may not settle the action or otherwise consent to an adverse judgment in such action that that does not include the agreement by the third party claimant to the Indemnitee of a release from all liability in respect of such action without the express written consent of the Indemnitee, which shall not be unreasonably withheld, conditioned or delayed and no Indemnitee shall settle the action or otherwise consent to an adverse judgment in such action without the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed. The Indemnitee, its employees and agents, shall cooperate fully with Company and its legal representatives and shall famish such information regarding itself or the claim in question as the Company may reasonably request in the investigation and defense of any action, claim or liability covered by this indemnification.

5.2 Limitations of Liability. THE COMPANY SHALL NOT BE LIABLE TO ANY INDEMNITEE FOR ANY LOST OPPORTUNITY, SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES, WHETHER OR NOT FORESEEABLE, OR WHETHER OR NOT TSF HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OF ANY KIND HOWEVER CAUSED, WHETHER BASED ON CONTRACT, TORT OR OTHER THEORY OF LAW, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT (OR THE TERMINATION HEREOF). THE AGGREGATE LIABILITY OF THE COMPANY, WHETHER BASED ON CONTRACT, TORT OR OTHER THEORY OF LAW, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT (OR THE TERMINATION HEREOF) SHALL NOT EXCEED THE AMOUNT OF SPONSORED RESEARCH FUNDED BY TSF UNDER THE BUDGET.

5.3 Warranty. Company hereby warrants that its obligations under this Agreement do not conflict in any material respect with its obligations under other agreements which it has with third parties. During the Term, Company shall not enter into any other agreements which would prevent it from performing its obligations provided hereunder. THE COMPANY HEREBY EXCLUDES ALL REPRESENTATIONS, WARRANTIES AND CONDITIONS OF ANY KIND, EITHER EXPRESSED OR IMPLIED, BY FACT OR LAW, OTHER THAN THOSE EXPRESSLY SET FORTH ABOVE IN THIS SECTION 5.3. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE COMPANY MAKES NO EXPRESS OR IMPLIED WARRANTY OR CONDITION: (A) FOR ANY PARTICULAR RESULTS FROM THE PERFORMANCE OF THE SPONSORED RESEARCH OR WITH RESPECT TO ANY DATA OR INFORMATION GENERATED THEREFROM, (B) OF FITNESS FOR A PARTICULAR PURPOSE, OR (III) OF MERCHANTABILITY FOR ANY PRODUCT AND THESE WARRANTIES AND CONDITIONS ARE EXPRESSLY EXCLUDED.

6.	MISCELLANEOUS

6.1 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other parties hereto shall be in writing, delivered personally or by nationally-recognized overnight carrier, addressed to such other parties at its respective address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon delivery in person, receipt by the addressee or refusal of delivery.

If to the Company:	Arvinas, Inc. 5 Science Park New Haven, CT 06511 Attention: Chief Financial Officer

to TSF:	The Silverstein Foundation For Parkinson’s With GBA Ansonia Station, P.O. Box 237137 New York, NY 10023 Attention: Jonathan Silverstein

6.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof.

6.3 Assignment. Neither the Company nor TSF shall assign its rights or obligations under this Agreement without the prior written consent of the other parties hereto; provided, however, that the Company may assign its rights and obligations under this Agreement without any such prior written consent (a) in connection with any merger or consolidation, any transfer, sale or assignment of all or substantially all of its assets or business or any transfer, sale or assignment of all or substantially all of its equity securities or (b) to Newco in connection with the Intercompany Spin-Out. Any permitted assignee or successor shall assume all obligations of its assignor or predecessor under this Agreement.

6.4 Waivers and Amendments. No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of each of the parties hereto.

6.5 Entire Agreement. This Agreement embodies the entire understanding between the parties and supersedes any prior understanding and agreements between and among them respecting the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, between the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein.

6.6 Independent Contractors. It is expressly agreed that TSF and the Company shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither TSF nor the Company shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the party to do so.

6.7 Severability. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction.

6.8 Independent Research. This Agreement shall not be construed to limit the freedom of individuals participating in the Sponsored Research to engage in any other research.

6.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement effective as of the Effective Date.

THE SILVERSTEIN FOUNDATION FOR PARKINSON’S WITH GBA

By	/s/ Jonathan Silverstein
Name	Jonathan Silverstein
Title	Authorized Signatory

ARVINAS, INC.

By	/s/ Sean Cassidy
Name	Sean Cassidy
Title	CFO + Treasurer

CONFIDENTIAL

Exhibit A: Research Plan Outline

A.	Background

[**].

B.	Purpose and Scope

[**].

C.	Work Plan

[**]

Exhibit B: Budget

	Q2 2018	Q3 2018	Q4 2018	Q1 2019		Q2 2019	Q3 2019
Stage I
	[**]	[**]	[**]	[**]	[**]

Stage II
						[**]	[**]	[**]

Total TSF Budget									[**]